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                                                                    EXHIBIT 12.4

                   RATIO OF TOTAL DEBT TO EBITDA (AS DEFINED)


                          1996       1997       1998       1999       2000

Total debt            $ 19,124   $ 50,000   $ 45,000   $266,557   $261,601
EBITDA (as defined)     17,213     24,522     43,547     50,562     54,011
                      --------   --------   --------   --------   --------

Ratio                      1.1        2.0        1.0        5.3        4.8
                      ========   ========   ========   ========   ========


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